Exhibit 5
April 27, 2009
DemandTec, Inc.
One Circle Star Way, Suite 200
San Carlos, California 94070
Re:	DemandTec, Inc. (the “Company”) Registration Statement for 1,683,827 shares of Common Stock
Ladies and Gentlemen:
We refer to your registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of (i) 1,403,189 shares of Common Stock available for issuance under the 2007 Equity Incentive Plan and (ii) 280,638 shares of Common Stock available for issuance under the Employee Stock Purchase Plan (the “Plans”). We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Plans and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company’s Common Stock.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP